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EXHIBIT 2.2

                                OPTION AGREEMENT

         OPTION AGREEMENT, dated as of August 8, 1997 (this "Agreement"), by and between Metrocall, Inc., a Delaware corporation ("MC"), and ProNet Inc., a Delaware corporation ("PN").

         WHEREAS, MC and PN have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which it is intended that a strategic business combination be accomplished by the merger of PN with and into MC and the conversion thereby of issued and outstanding shares of common stock of PN, $.01 par value (the "PN Shares"), into shares of common stock of MC (the "Merger");

         WHEREAS, in furtherance of the strategic business combination between MC and PN, and as a condition to MC's willingness to enter into the Merger Agreement, MC has required that PN agree, and PN is willing to agree, upon the terms and subject to the conditions set forth herein, to grant MC certain rights with respect to PN Shares.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

         1.  Grant of Option; Terms of Option.

         (a) PN hereby grants to MC an irrevocable option (the "Option") to purchase an amount of PN Shares or any other securities into which PN Shares are converted or exchanged up to the Option Number (as hereinafter defined) (the "Option Shares"), in the manner set forth below, at a price (the "Exercise Price") per PN Share of $5.40.

         (b) As used herein, the "Option Number" shall initially be 2,450,000 PN shares (the number of shares equal to approximately 19.4% of the total number of PN Shares issued and outstanding as of August 6, 1997) and shall be adjusted hereafter to reflect changes in PN's capitalization occurring after the date hereof in accordance with Section 9.

         (c) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of PN Shares as would, as of the date of the Exercise Notice (as hereinafter defined), result in MC's receiving a Notional Total Return (as hereinafter defined) of more than 9.9% of the Total Equity Value of PN (as hereinafter defined) as of such date.

         (d) As used herein the term "Notional Total Return" with respect to any number of Option Shares as to which MC may propose to exercise the Option shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash payable to MC pursuant to Section 7.2(b) of the Merger Agreement, plus (ii) (x) the net cash amounts that would be
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received by MC pursuant to the sale of Option Shares, assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by MC and its affiliates as of such date, were sold for cash at the Current Equity Value for PN Shares as of the close of business on the preceding trading day (less customary brokerage commissions), less (y) the Exercise Price for such Option Shares.

         (e)     As used herein, the term "Total Equity Value of PN" shall mean
(i)(A) the "Current Equity Value for PN Shares" multiplied by (B) the number of PN Shares equal to (1) 13,673,675 plus (2) the number of any additional PN Shares which, after the date of this Agreement, PN has issued (except 1,000,000 shares issuable pursuant to a securities litigation settlement and 54,900 shares issuable in connection with the PacWest acquisition), plus (ii) the "Current Equity Value for PN Shares" multiplied by the number of PN Shares issuable pursuant to any options, warrants, calls, convertible securities, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements, commitments, or agreements of any character relating to issued or unissued PN Shares, obligating PN to issue, transfer or sell or cause to be issued, transferred or sold, any PN Shares, minus the applicable exercise, purchase, conversion or subscription price, for any such PN Shares, plus (iii) the fair value, as determined in good faith by the Board of Directors of PN, of any capital stock or other equity interests, other than PN Shares, issued by PN or its Subsidiaries, or which PN or its Subsidiaries have agreed to issue after the date of this Agreement, pursuant to any options, warrants, calls, convertible securities, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements, commitments, or agreements of any character relating to the issued or unissued capital stock of PN or its Subsidiaries obligating any of them to issue, transfer or sell or cause to be issued, transferred or sold, any capital stock or other equity interests; plus (iv) the excess, if any, of Relevant Net Liabilities over Target Net Liabilities, such amounts to be determined in accordance with the definitions of such terms in Annex B to the Merger Agreement as of the Measurement Date immediately preceding the date of calculation. "Current Equity Value for PN Shares" as of any date shall mean the greater of the Current Market Value (as defined below) per PN Share as of such date and the consideration per PN Share offered by any PN Acquisition Proposal that is outstanding on such date.

         (f) Notwithstanding the foregoing, in no event shall the Option Number exceed 19.9% of the number of issued and outstanding PN Shares as of the date of exercise.

         (g) Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         2.     Exercise of Option.

         (a) The Option may be exercised by MC, in whole or in part, at any time or from time to time after (i) PN terminates the Merger Agreement pursuant to Section 7.1(c)(iii) of the Merger Agreement, (ii) the Merger Agreement becomes terminable by MC under the occurrence of an event described in Section 7.1(d)(iii) of the Merger Agreement, or (iii) PN





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enters into a definitive agreement relating to a PN Acquisition Proposal following termination of the Merger Agreement within six months after the occurrence of an event described in Section 7.1(d)(ii) of the Merger Agreement (any such event, a "Trigger Event"), regardless of whether the Merger Agreement is terminated or whether a closing of any PN Acquisition Proposal occurs during the term of the Option.

         (b) The Exercise Price shall be payable, at MC's option, in cash by wire transfer of immediately available funds or MC may elect to exercise the Option without the payment of any cash, and if MC so elects, MC shall be entitled to receive a number of PN Shares equal to (A) the excess, if any, of the Current Market Price per share at the date of exercise over the Exercise Price at the time of exercise, (B) multiplied by the number of PN shares for which MC wishes to exercise the Option, and (C) divided by the Current Market
Price.   For purposes hereof, the "Current Market Price" per PN Share for any date shall mean the average of the Closing Prices of PN Shares for the 10 Trading Days prior to such date. "Closing Price" on any Trading Day, shall mean the last reported sale price, or in case no such sale takes place on such day, the average of the closing bid and asked prices, for the PN Shares. "Trading Day" shall mean (A) a day on which the PN Shares are traded on the principal stock exchange on which the PN Shares have been listed, or (B) if the PN Shares are not listed on any stock exchange, a day on which the PN Shares are traded in the over-the-counter market, as reported by the Nasdaq Stock Market, or (C) if the PN Shares are not traded on the Nasdaq Stock Market, a day on which the PN Shares are traded in over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices). If the PN Shares are not publicly held or so listed or traded, "Closing Price" shall mean the fair value per share as determined in good faith by the Board of Directors of PN.

         (c)      (i)     PN shall notify MC promptly in writing of the
         occurrence of any Trigger Event, it being understood that the giving of such notice by PN shall not be a condition to the right of MC to exercise the Option.

                 (ii) In the event MC is entitled to and wishes to exercise the Option, MC shall send a written notice to PN ("Exercise Notice") specifying the total number of PN Shares it wishes to purchase.

                 (iii) Upon the giving by MC of the Exercise Notice and the tender of the applicable aggregate Exercise Price, MC, to the extent permitted by law and its organizational documents, and provided that the conditions to PN's obligation to issue the Option Shares to MC hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of PN shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to MC.





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                 (iv)     Each closing of the purchase of Option Shares
         (a "Closing") shall occur at a place, on a date, and at a time designated by MC in an Exercise Notice delivered at least two business days prior to the date of the Closing.

         (d)     The Option will terminate upon the earliest to occur of:

                 (i)      the Effective Time of the Merger;

                 (ii) the termination of the Merger Agreement other than under Sections 7.1(d)(ii) or 7.1(d)(iii) thereof; and

                 (iii) one year following the occurrence of a Trigger Event (or if, at the expiration of such one year period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal) but in no event under this clause (iii) no later than two years following the occurrence of the Trigger Event.

         (e) Notwithstanding the foregoing, the Option may not be exercised if MC is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or in the Merger Agreement and such breach is continuing.

         3.     Conditions to Closing.     The obligation of PN to issue the
Option Shares to MC hereunder is subject to the conditions that

         (a) all waiting periods, if any, under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be;

         (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

         4.     Closing.   At any Closing,

         (a) PN shall deliver to MC or its designee a certificate or certificates representing the number of Option Shares designated by MC in the Exercise Notice, such certificate to be registered in the name of MC and to bear the legend set forth in Section 10; and





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         (b)     MC shall deliver to PN the aggregate Exercise Price for the
Option Shares so designated and being purchased in accordance with Section
2(b).

         (c) PN will pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this
Section 4.

         5.     Representations and Warranties of PN.   PN represents and
warrants to MC as follows:

         (a) PN is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PN and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PN. PN has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of PN, enforceable against PN in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) PN has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, and at all times from the date hereof through the expiration of the Option will have reserved, 2,450,000 authorized and unissued PN Shares, such amount being subject to adjustment as provided in Section 9, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable;

         (c) upon delivery of the Option Shares to MC upon the exercise of the Option, MC will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security agreements of any nature whatsoever;

         (d) neither the execution and delivery of this Agreement, the consummation by PN of the transactions contemplated hereby, nor the compliance by PN with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (ii) require any permit, authorization, consent or approval of, or filing with, or notification to (except for permits, authorizations, consents, approvals, filings or notifications under the Exchange Act, the Securities Act, the HSR Act, the Communications Act, or state public utility or public service laws (if any)) any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any PN Material Agreement, (iv) require any material consent,





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authorization or approval of any person other than a Governmental Entity, or
(vi) violate any order, writ, injunction, decree or law applicable to PN, excluding from the foregoing clauses (i)-(vi) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating the transactions contemplated hereby; and

         (e) none of PN, any of its affiliates or anyone acting on its or their behalf, has issued, sold, or offered any security of PN to any person under circumstances that would cause the issuance and sale of Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of MC contained in Section 6(c) are true and correct, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and PN shall not take any action which would cause the issuance, sale and delivery of the Option Shares not to be exempt from such requirements).

         6. Representations and Warranties of MC. MC represents and warrants to PN as follows:

         (a) MC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MC and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MC. MC has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of MC, enforceable against MC in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) neither the execution and delivery of this Agreement, the consummation by MC of the transactions contemplated hereby, nor the compliance by MC with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (ii) require any permit, authorization, consent or approval of, or filing with, or notification to (except for permits, authorizations, consents, approvals or filings under the Exchange Act, the Securities Act, the HSR Act, the Communications Act, or state public utility or public service laws (if any)) with, or notification to, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any MC Material Agreement, (iv) require any material consent, authorization or approval of any person other than a Governmental Entity, or (vi) violate





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any order, writ, injunction, decree or law applicable to MC, excluding from the foregoing clauses (i)-(vi) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby;

         (c) any PN Shares acquired pursuant to this Agreement will be acquired for MC's own account, for investment purposes only, and will not be acquired with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

         7.      Restriction on Certain Actions.

         During the Standstill Period (as defined below), (i) MC shall not (A) solicit proxies with respect to PN Shares or be a "participant" in an "election contest" or "solicitation" (as such terms are used in Regulation 14A under the Exchange Act) with respect to PN Shares, (B) form, join or in any way participate in a Group (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any PN Shares, (C) in any manner acquire, agree to acquire or make any proposal to acquire, any securities of, equity interest in, or any material property of, PN or any of PN's Subsidiaries (other than pursuant to this Agreement or the Merger Agreement) except nothing herein shall prevent MC from offering to buy PN Shares in the event that a third party submits a PN Acquisition Proposal that is not approved or endorsed by PN's Board of Directors, and such party thereafter commences a tender offer or share exchange offer that constitutes a PN Acquisition Proposal, (D) seek to control the management, Board of Directors or policies of PN, or (E) advise, assist or encourage any other person in connection with the foregoing; (ii) any Option Shares acquired pursuant to the Option shall be voted pro rata with the PN Shares voted by all other stockholders of PN (excluding MC and its affiliates) with respect to all matters presented to the stockholders of PN for approval. During the Standstill Period, MC may tender or exchange Option Shares in a PN Acquisition Proposal. For purposes of this Section 7, "Standstill Period" means a period beginning on the date hereof and ending on the earlier of (x) the first anniversary of the execution of this Agreement; and (y) consummation of a PN Acquisition Proposal or similar business combination.

         8.      Registration Rights.

                 (a) Shelf Registration. As promptly as practicable, but no later than 90 days, after the Closing, PN shall file and use its best efforts to cause to be declared effective a "shelf" registration statement (the "Registration Statement") on any appropriate form pursuant to Rule 415 (or similar rule that may be adopted by the Securities and Exchange Commission ("SEC") under the Securities Act for all Option Shares (the "Registrable Securities"), which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof. Except as set forth below, PN agrees to use its reasonable best efforts to keep the Registration Statement continuously effective and usable for resale of Registrable Securities, for a period of 24 months from the Closing or such shorter period which will terminate upon the earlier of (i) when all the Registrable Securities have been





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sold pursuant to the Registration Statement or (ii) in the case of an underwritten public offering, when the underwriters have completed the distribution of all the Registrable Securities (the "Effective Period"). PN shall prepare and file with the SEC amendments and post-effective amendments to the Registration Statement and such amendments and supplements to the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration during the Effective Period and cause the prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act during the Effective Period; provided, that before filing the Registration Statement or a prospectus contained therein, or any amendments or supplements thereto, PN will furnish to MC and its counsel for review and comment, copies of all documents proposed to be filed. MC shall have the right to select the intended method of distribution under the Registration Statement.

                 (b) Blue Sky. PN shall use its reasonable best efforts to qualify all Registrable Securities under any applicable state securities laws; provided, however, that MC shall not be required to qualify as a foreign corporation, execute a general consent to service of process or subject itself to taxation in any jurisdiction.

                 (c) Selection of Underwriters. If any offering pursuant to the Registration Statement is an underwritten offering, PN will select a managing underwriter, which managing underwriter shall be reasonably satisfactory to MC.

                 (d) Blackout Period. PN shall be entitled to (i) postpone the filing or effectiveness of the Registration Statement, or (ii) if effective, elect that the Registration Statement not be useable and require MC to suspend sales pursuant to the prospectus contained therein, for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if PN determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related prospectus) would interfere with any pending material acquisition, material corporate reorganization or any other material corporate development involving the PN or any of its subsidiaries or would require premature disclosure thereof. PN shall promptly give MC written notice of such determination, containing a general statement of the reasons for such postponement or restriction on use and an approximation of the anticipated delay (which information shall be kept confidential by MC until it has been disclosed to the public by PN); provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive 12 months during the Effective Period shall not exceed 120 days.

                 (e) Holdback Agreement. If after the effectiveness of the Registration Statement (i) PN shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an offering of PN securities and (ii) with reasonable prior notice, PN (in the case of a non-underwritten offering by PN pursuant to such registration statement) advises MC in writing that a public sale or distribution of Registrable Securities





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would adversely affect such offering or the managing underwriter (in the case of an underwritten offering by PN pursuant to such registration statement) advises PN and MC in writing that a public sale or distribution of Registrable Securities would adversely affect such offering, then MC shall, to the extent not prohibited by applicable law, (x) refrain from effecting any public sale or distribution of such Registrable Securities commencing on the effectiveness of such registration statement, (y) be entitled to include such Registrable Securities in such registration statement, subject to customary underwriter cut back, and sell such Registrable Securities pursuant thereto, and (z) sign a customary lock-up agreement with the managing underwriter (in the case of an underwritten offering) or PN of scope and duration substantially identical to the scope and duration of the lock-up agreement signed by PN and each director and executive officer of the PN, but in no event to exceed 90 days.

                 (f) Expenses. The Registration Statement shall be prepared and filed at PN's expense, including registration fees, "blue sky" fees and PN's counsel's and accountant's fees, but not including any underwriting discounts or commissions.

                 (g) MC Information. MC shall provide in writing all information reasonably requested by PN for inclusion in or in connection with the Registration Statement and any such information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                 (h) Underwriting Agreement. In connection with any underwritten registration pursuant to this Section 8, (i) PN and MC shall provide each other and any underwriter of the offering, if any, with customary representations, warranties, covenants, indemnification and contribution in connection with such registration, (ii) PN shall obtain opinions of counsel to PN and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and MC) addressed to MC and the underwriters, if any, covering the matters customarily covered in opinions requested in comparable offerings, and (iii) PN shall obtain "cold comfort" letters and updates thereof from PN's independent certified public accountants addressed to MC and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by independent certified public accountants in connection with comparable offerings.

                 (i) Listing. Prior to Closing, PN will file an application to authorize for quotation the Option Shares to be registered hereunder on the Nasdaq Stock Market or such other securities exchange or quotation system on which PN Shares are then listed or quoted and will use its reasonable best efforts to obtain approval of such listing or quotation as soon as practicable.

                 (j) Copies. PN shall furnish to MC such number of copies of the Registration Statement, each amendment and post-effective amendment thereto, and the





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prospectus and prospectus supplement, as applicable, in order to facilitate the disposition of the Registrable Securities by MC in accordance with this Section
8.

                 (k) Notifications. PN shall notify MC if PN becomes aware that the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and subject to Section 8(d), at the request of MC prepare and furnish to MC a reasonable number of copies of an amendment or supplement to the Registration Statement or related prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

                 (l) Due Diligence. Upon reasonable notice, PN shall afford access, during normal business hours, to MC, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by MC or any such underwriter, to all historical financial and other records and other pertinent information and corporate documents and properties of any of PN and its Subsidiaries, as shall be reasonably necessary to enable them to exercise their due diligence responsibility with respect to the Registration Statements.

                 (m) Rule 144. PN shall file all reports required to be filed by it pursuant to the Exchange Act, such that the condition set forth in Rule 144(c) under the Securities Act, applying to the sale of Option Shares by MC pursuant to Rules 144 and/or 145, shall be satisfied.

                 (n) Indemnification; Contribution. (i) Indemnification by PN. PN agrees to indemnify MC, its officers and directors and each person who controls MC (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (A) any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus, or any amendment or supplement to any of the foregoing or any document incorporated by reference therein or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or a preliminary prospectus, in light of the circumstances under which they were made) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to such indemnified party furnished in writing to PN by such indemnified party or its counsel expressly for use therein. Notwithstanding the foregoing provisions of this Section 8(n)(i), PN will not be liable to MC or any other person, if any, who controls MC under the indemnity agreement in this Section 8(n)(i)





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for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of MC's failure to send or give a copy of the final prospectus (at or prior to the written confirmation of the sale of the Registrable Securities to such person) to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission contained in any preliminary prospectus if such statement or omission was corrected in such final prospectus and PN has previously furnished copies thereof in accordance with this Agreement.

                 (ii) Indemnification by MC. In connection with the Registration Statement, MC will furnish to PN in writing such information, including with respect to the name, address and the amount of Registrable Securities held by MC, as PN reasonably requests for use in such Registration Statement or the related prospectus and agrees to indemnify and hold harmless severally and not jointly (in the same manner and to the same extent as set forth in Section 8(n)(i)) PN and its affiliates, directors, officers and controlling persons against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact or any omission of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement or prospectus or any amendment or supplement to either of them or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to MC furnished in writing PN by MC or its counsel specifically for inclusion therein.

                 (iii) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Agreement (provided that failure to give such notification shall not affect the obligations of the indemnifying person pursuant to this Section 8(n) except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and such indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under these indemnification provisions for any legal fees or expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, (B) the indemnifying party shall not have employed counsel to take charge of the defense of such action within a reasonable time after notice of commencement of the action, or (C) the defendants in such action include both an indemnified party and an indemnifying party and such indemnified party shall have reasonably concluded that representation by the same counsel would present a conflict of interest due to the availability to it of defenses which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events all indemnified parties shall have the right to employ not more than one counsel to represent all indemnified parties and the reasonable fees and expenses of no more than one such separate counsel shall be borne by the indemnifying party. The indemnifying party will not be subject to any liability for any settlement made without its consent (which will not be unreasonably withheld).

                 (iv) Contribution. If the indemnification from the indemnifying party provided for in this Section 8(n) is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(n)(ii), any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding.

                 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(n) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(n), MC shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities were offered to the public exceeds the amount of any damages which MC has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                 If indemnification is available under this Section 8(n), the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 8(n)(i) or (ii), as the case may be, without regard to the relative fault of said indemnifying parties or indemnified party or any other equitable consideration provided for in this
Section 8(n)(iv).

                 9. Adjustments Upon Changes in Capitalization. In the event of any change in PN Shares by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares or the like, the type and number of shares or securities subject to the Option, the Exercise Price and all other references to the PN Shares and formulas based on the PN Shares, shall be adjusted appropriately.

                 10.       Legends.

                 Upon issuance to MC of any Option Shares upon purchase thereof pursuant to this Agreement, such Option Shares shall be endorsed with a restrictive legend which shall read substantially as follows:

                 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                 11. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

                 12. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                 13. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                 14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice).

                 If to PN, to:

                          ProNet Inc.
                          6340 LBJ Freeway
                          Dallas, Texas 75240
                          Attention:  Chief Executive Officer
                                      General Counsel
                          Telecopier No.: (972) 774-0651

                 with a copy to:

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas 75201-2975
                          Attention: Jeffrey A. Chapman and Mark Early Telecopier No.: (214) 220-7716

                 If to MC, to:

                          Metrocall, Inc.
                          6677 Richmond Highway
                          Alexandria, VA 22306
                          Attention:  Chief Financial Officer
                          Telecopier No.:  (703) 768-9625

                 with a copy to:

                          Wilmer, Cutler & Pickering
                          2445 M Street, N.W.
                          Washington, D.C. 20037-1420
                          Attention: George P. Stamas and Thomas W. White Telecopier No.: (202) 663-6363


                 15. Entire Agreement. This Agreement (together with the Merger Agreement and that certain Confidentiality Agreement dated May 30, 1997 and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

                 16. Successors and Assigns. This Agreement shall not be assigned, except by operation of law, without the prior written consent of the other party hereto except that MC's rights under Section 8 hereof may be assigned to any transferee of all Registrable Securities, provided such transferee assumes MC's obligations thereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

                 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 18. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

                 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the day and year first written above.

                             METROCALL, INC.


                             By:      /s/ William L. Collins, III
                                     Name:   Williams L. Collins, III
                                     Title:  Chief Executive Officer
                                             and President

                             PRONET INC.


                             By:      /s/  Jackie R. Kimzey
                                     Name:  Jackie R. Kimzey
                                     Title: Chairman & CEO





                                       16                       OPTION AGREEMENT